Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Baijiayun Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	457(c)	4,378,380	(2)	$4.135	(3)		$18,104,601.3	0.00015310		$2,771.81

	Total Offering Amounts								$18,104,601.3			$2,771.81
	Total Fees Previously Paid							$			$
	Total Fee Offsets											0
	Net Fee Due											2,771.81

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	Represent 4,378,380 Class A ordinary shares registered for resale by the Selling Securityholder identified in the Registration Statement, which include (1) 4,324,325 Class A ordinary shares issuable to the Selling Securityholder upon the conversion of the Notes (calculated from dividing the aggregate principal amount of US$8,000,000 by the floor price of US$1.85), and (2) 54,055 Commitment Shares.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class A ordinary shares as reported on December 15, 2024, which was approximately US$4.135 per share.